Exhibit 99.1

Contact:	LeAnne Zumwalt

DaVita Inc.

(650) 696-8910

DaVita Inc. Announces Cooperation with Government Inquiry

El Segundo, California, February 22, 2007 – DaVita Inc. (NYSE: DVA), today announced that DaVita has received a request for information from the Office of Inspector General, U.S. Department of Health and Human Services for records relating to EPOGEN claims submitted to Medicare. The request was sent from the OIG’s office in Houston, Texas. DaVita has been in contact with the U.S. Attorney’s Office for the Eastern District of Texas, which has stated this is a civil inquiry related to EPOGEN claims. DaVita is cooperating with the inquiry and will be producing the requested records. There appears to be substantial overlap between this issue, and the ongoing review of EPOGEN utilization and claims being reviewed by the U.S. Attorney’s Office for the Eastern District of Missouri. EPOGEN utilization was also one of the subjects of the multi-year investigation by the U.S. Attorney’s Office for the Eastern District of Pennsylvania, which was recently closed without any action being taken against the company.

“We have had consistently outstanding anemia management and mortality outcomes in DVA for several years and we are as comfortable talking about our practices in this area as we have been in our prior two investigations,” said Kent Thiry, Chairman and CEO.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. The Company provides services at kidney dialysis centers and home dialysis programs domestically in 42 states, as well as Washington, D.C. As of December 31, 2006, DaVita operated or managed approximately 1,300 outpatient facilities serving approximately 103,000 patients.